Exhibit 23.1



                  Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Sovereign Bancorp, Inc. for the registration of 2,000,000 shares of its common stock and to the incorporation by reference therein of our report dated February 5, 2001, except for Note 26, as to which the date is March 1, 2001, with respect to the consolidated financial statements of Sovereign Bancorp, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission.



Philadelphia, Pennsylvania
March 27, 2001